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                                                                    EXHIBIT 99



                           [TANDY BRANDS LETTERHEAD]





   TANDY BRANDS ACCESSORIES ANNOUNCES UPDATED GUIDANCE ON FISCAL 2001 RESULTS

ARLINGTON, TX, JUNE 15, 2001 -- TANDY BRANDS ACCESSORIES, INC. (NASDAQ NM: TBAC) today announced updated guidance on results for fiscal year 2001 due to the impact of the recent bankruptcy filing of one of its customers, Casual Male Corp. (CMALQ).

Tandy Brands is owed approximately $870,000 by Casual Male, which filed for Chapter 11 bankruptcy protection on May 18, 2001. The final amount of bad debt expense related to the bankruptcy will be determined at year-end based on Tandy Brands' anticipated recovery at that time. Tandy Brands currently estimates that, as a result of the bankruptcy, its earnings for fiscal 2001 will range between $0.79 and $0.84 per diluted share versus previous guidance of $0.89 to $0.94.

Tandy Brands Accessories, Inc. designs, manufactures and markets fashion accessories for men, women and children. Key product categories include belts, wallets, handbags, suspenders, socks, scarves, and cold weather and hair accessories. Merchandise is sold under various national brand names as well as private labels to all major levels of retail distribution, including the ROLFS e-commerce web site at www.rolfs.net.

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to differ materially from forecasted or expected results. Those risks include, among other things, the competitive environment in the industry in general and in the Company's specific market areas, inflation, changes in costs of goods and services and economic conditions in general and in the Company's specific market area. Those and other risks are more fully described in the Company's filings with the Securities and Exchange Commission.